EXHIBIT 11.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Global Fiber Technologies, Inc. (the “Company”) on Form 1-A of our report dated April 15, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements for the years ended December 31, 2021 and 2020.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

July 14, 2022

331 Newman Springs Road	P (732) 822-4427
Building 1, 4th Floor, Suite 143	F (732) 510-0665
Red Bank, NJ 07701